SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2006

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223	95-4398884
(Commission File Number)	(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

(Address of principal executive offices)

(310) 556-7676

(Registrant’s telephone number, including area code)

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 17, 2006, Univision Communications Inc. (the “Company”) and Univision of Puerto Rico Inc. entered into a new revolving credit facility with a syndicate of commercial lenders that will mature on March 17, 2011.  This credit facility replaced the Company’s prior revolving credit facility which it entered into on July 18, 2001.  The aggregate amount of the commitments under the new revolving credit facility is $1 billion, which includes a $100 million sublimit for the issuance of standby letters of credit and a $200 million sublimit for borrowings by Univision of Puerto Rico Inc.  Univision of Puerto Rico Inc. is jointly and severally liable for the obligations of the Company under the credit facility. The Company has the right, subject to certain customary conditions, and at the option of the Company’s Board of Directors, to effectuate an increase of up to $500 million in the aggregate amount of the commitments.  No lender is obligated to participate in any such increase.

Loans made under the new revolving credit facility are unsecured and bear interest determined by reference to the Eurodollar rate or a base rate equal to the higher of the prime rate of Bank of America, N.A. or 0.50% per annum over the federal funds rate. Depending on the rating assigned by rating agencies to our senior unsecured debt, the Eurodollar interest rate margin on the Company’s new revolving credit facility ranges from 0.19% to 0.475% per annum. Interest is generally payable quarterly.

The credit agreement contains customary covenants, including restrictions on liens and financial covenants relating to interest coverage and maximum leverage.  The credit agreement also restricts investments and cash dividends if a default then exists or would result therefrom.  Under the credit agreement, the Company is also limited in the amount of secured debt and subsidiary debt it can incur and in its ability to sell assets, engage in mergers, and engage in material lines of business substantially different from business generally considered to be in the media and communications industry.

Univision of Puerto Rico Inc. is a co-obligor under the revolving credit facility and a guarantor of the Company’s obligations under its senior notes.  The other subsidiaries that guarantee the Company’s obligations under its senior notes also guarantee the credit agreement. The subsidiary guarantors under the credit facility are all of our domestic subsidiaries other than certain immaterial subsidiaries. The guarantees are full and unconditional and joint.  The guarantees of the obligations under the revolving credit facility will be released if our senior unsecured debt is rated BBB or better by Standard & Poor’s Rating Services and Baa2 or better by Moody’s Investor Service, Inc. The guarantees of such subsidiaries will be reinstated if such ratings fall below BBB by Standard & Poor’s or Baa2 by Moody’s.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1  Credit Agreement dated as of March 17, 2006 by and among Univision Communications Inc., Univision of Puerto Rico Inc., the Guarantors (as defined therein), Bank of America, N.A., as administrative agent and the other financial institutions listed on the signature pages thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2006	UNIVISION COMMUNICATIONS INC.

	By:	/s/ C. Douglas Kranwinkle
Name: C. Douglas Kranwinkle
Title: Executive Vice President